UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 3, 2014

Entegra Financial Corp.

(Exact name of registrant as specified in its charter)

North Carolina	001-35302	45-2460660
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 One Center Court, Franklin, North Carolina 28734

(Address of principal executive offices) (Zip Code)

(828) 524-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2014, Entegra Financial Corp. (the “Company”), its wholly owned subsidiary, Macon Bank, Inc., (the “Bank”, and together with the Company, the “Employer”) executed Employment and Change of Control Agreements (the “Employment Agreements”) with Ryan M. Scaggs, Chief Operating Officer of the Company and the Bank and David A. Bright, Chief Financial Officer of the Company and the Bank (the “Executives”).

There follows a brief description of the terms and conditions of the Employment Agreements. Unless defined herein, capitalized terms shall have the meaning given them in the Employment Agreements, copies of which are attached as Exhibits 10.1 and 10.2, and incorporated herein by reference.

The Employment Agreements provide for Mr. Scaggs’ employment as Chief Operating Officer of the Company and the Bank and Mr. Bright’s employment as Chief Financial Officer of the Company and the Bank, with duties and responsibilities as are customary for persons holding such executive offices of institutions that are a part of the financial institutions industry. The Employment Agreements which were effective as of November 1, 2014, have an initial term of thirty months for Mr. Scaggs, and twenty-four months for Mr. Bright, beginning on November 3, 2014 (the “Effective Date”) and ending on April 30, 2017 and October 31, 2016, respectively. Upon each anniversary of the Effective Date, the terms will be automatically extended by an additional year, unless the Employer gives the Executives written notice of non-renewal at least six months prior to the expiration of the then remaining term (the “Employment Period”).

The Employer will pay Messrs. Scaggs and Bright a base salary (“Base Salary”) at the rate of at least $185,000 and $180,000 per year, respectively, less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Employer’s payroll practices from time to time. The Employer will review the Executives total compensation at least annually and in its sole discretion may adjust the total compensation from year to year, but during the Employment Period, Messrs. Scaggs’ and Bright’s Base Salary may not decrease below $185,000 and $180,000, respectively, and periodic increases in Base Salary, once granted, may not be revoked.

The Executives will be entitled to participate in the Employer’s (i) executive management incentive plans, and (ii) stock option, stock grant, management stock right recognition and similar plans, and in each of the foregoing cases any successor or substitute plans. In addition, the Executives will be entitled to participate in all savings, deferred compensation, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to the Employer’s senior executive employees.

The Executives and/or their families, as the case may be, will be eligible for participation in and will receive all benefits under all of the Employer’s welfare benefit plans, practices, policies and programs (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to the Employer’s senior executive management. The Executives will be entitled to receive prompt reimbursement for all reasonable expenses incurred by them in accordance with the Employer’s policies, practices and procedures, to the extent applicable generally to members of the Employer’s senior executive management. In addition, the Executives will be entitled to fringe benefits in accordance with the Employer’s plans, practices, programs and policies in effect for members of the Employer’s senior executive management, and paid vacation, disability, sick and other leave specified in Employer’s employment policies.

Each Executive’s employment will terminate automatically upon death. Otherwise, the Employer may terminate employment for Cause, Without Cause and/or if Employer determines in good faith that Disability has occurred, after notice of such determination. Also, each Executive may terminate his employment voluntarily or for Good Reason.

If the Employer terminates an Executive’s employment Without Cause, or an Executive terminates his employment for Good Reason, in each case, other than in connection with a Change of Control, then in consideration of such Executive’s services rendered prior to such Termination:

(i)	the Employer will pay the Executive a cash lump sum payments equal to: (a) his Base Salary through the Date of Termination, (b) any accrued vacation pay, (c) 2.5 times and 2.0 times Base Salary for Mr. Scaggs and Mr. Bright, respectively, and (d) the product of (x) his aggregate cash bonus for the last completed fiscal year, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(ii)	for one year following the Date of Termination, the Employer will continue to provide benefits to the Executive and/or his family at least equal to those which would have been provided to him in accordance with the Insurance Benefit Plans if his employment had not been terminated; provided, however, that if he becomes re-employed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans, the benefits provided by the Employer will be terminated; and

(iii)	the Employer will timely pay or provide the Executive any other amounts or benefits required to be paid or provided or which he is eligible to receive under any Welfare Benefit Plan.

In the event that an Executive violates any applicable non-compete, non-solicit or other restrictive covenants, summarized below, no payments following such violation will be payable to such Executive under subparagraph (i)(c) above.

If an Executive’s employment terminates by reason of death, his legal representatives will become entitled to the following: (i) Accrued Obligations will be timely paid; (ii) Other Benefits will be timely paid or provided; (iii) all stock options that are “incentive stock options”, as described in Section 422 of the Code (“ISOs”), previously granted to him that vested at or prior to the Date of Termination will remain exercisable for the longer of 12 months and the exercise period in effect immediately prior to the Date of Termination; (iv) all nonqualified stock options that vested at or prior to the Date of Termination will remain exercisable for the period of exercise in effect immediately prior to the Date of Termination; (v) all options previously granted to him and scheduled to vest in the year of death will immediately vest and be exercisable for the applicable period set forth in (iii) and (iv); and (vi) his rights to all benefits under all Benefit Plans that are “nonqualified” plans will be 100% vested at the time of his death.

If an Executive’s employment is terminated by reason of Disability, he will only be entitled to the following: (i) Accrued Obligations will be timely paid; (ii) Other Benefits will be timely paid or provided; (iii) all stock options that are ISOs previously granted to him that vested at or prior to the Date of Termination will remain exercisable for the longer of 12 months and the exercise period in effect immediately prior to the Date of Termination; (iv) all NSOs previously granted to him that vested at or prior to the Date of Termination will remain exercisable for the period of exercise in effect immediately prior to the Date of Termination; and (v) all options previously granted and scheduled to vest in the year in which the Disability Effective Date occurs will immediately vest and be exercisable for the applicable period set forth in (iii) and (iv).

If an Executive terminates his employment voluntarily, or his employment is terminated for Cause, he will only be entitled to the following: (i) the Accrued Obligations will be paid in a lump sum in cash on the 30th day after the Date of Termination; and (ii) Other Benefits will be paid or provided in a timely manner; provided, however, that his right to continue to participate in Welfare Benefit Plans will terminate on the 30th day following the Date of Termination, subject to his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

In the event that the Employer terminates an Executive’s employment Without Cause, or he terminates his employment for Good Reason, in any such case at the time of or within one year after a Change of Control, he will be entitled to receive the following Change Of Control payments and benefits, subject to reduction by the Employer to ensure that the aggregate value of all payments, distributions and benefits received by him will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code subject to the excise tax imposed by Section 4999 of the Code:

(i)	the Employer will pay the Executive the following amounts:

(A) the sum of his Accrued Obligations; and

(B) in the case of Mr. Scaggs, an amount equal to 2.5 times his average annual compensation, and in the case of Mr. Bright, 2.0 times his average annual compensation, as calculated for purposes of Code Section 280G.

In the event that an Executive violates any applicable non-compete, non-solicit or other restrictive covenants, summarized below, no payments following such violation will be payable under subparagraph (i)(B) above.

(ii)	for a period of one year following the Change of Control Termination Date, the Employer will continue to provide benefits to him and/or his family at least equal to those which would have been provided to him in accordance with applicable Insurance Benefit Plans if his employment had not been terminated; provided, however, that if he becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as he would receive under the Insurance Benefit Plans, the benefits provided by the Employer will be terminated;

(iii)	all options previously granted to him that are unvested as of the Change of Control Termination Date will be deemed vested, fully exercisable and non-forfeitable as of the Change of Control Termination Date (provided, however, that options granted less than six months before the Change of Control Termination Date will not be exercisable until the first day subsequent to the six months following their dates of grant) and all previously granted options that are vested, but unexercised, on the Change of Control Termination Date will remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his employment, except as otherwise specifically provided by the Code; and

(iv)	his benefits under all Benefit Plans that are nonqualified plans will be 100% vested, regardless of his age or years of service, as of the Change of Control Termination Date.

The Employer may reduce any amount, distribution, acceleration of vesting or other right described in Section 9 of the Employment Agreements, in whole or part, such that the aggregate value of all payments, distributions and benefits received by the Executive will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the Employer will endeavor to effect any such reduction in a way that results in the most favorable tax consequences for the Executive and that such reduced aggregate amount will be the maximum amount which would not constitute an “excess parachute payment”.

During the Restricted Period (generally a two year period), the Executives may not, within the geographic areas composed of the circles surrounding the Bank’s then-existing banking offices from or through which it provides loan and/or deposit taking services, with each circle having the applicable banking office as its center point and a radius of 50 miles (the “Territory”), directly or indirectly, in any capacity, render services, or engage or have a financial interest in, any business that is competitive with any of those business activities in which the Company or any of the Company’s subsidiaries (the “Bank Group”) is engaged as of the date of the Employment Agreement, which business activities include the provision of banking services (collectively, the “Business”).

During the Restricted Period, within the Territory, neither Executive may, directly or indirectly, individually or on behalf of any other person or entity (other than a member of the Bank Group), offer to provide banking services to any person, partnership, corporation, limited liability company, association or other entity who is or was (i) a customer of any member of the Bank Group during any part of the 12 month period immediately prior to the Date of Termination, or (ii) a potential customer to whom any member of the Bank Group offered to provide banking services during any part of the twelve month period immediately prior to the Date of Termination.

During the Restricted Period, neither Executive may, directly or indirectly, individually or on behalf of any other person or entity, solicit, recruit or entice, directly or indirectly, any employee of any member of the Bank Group to leave the employment of such member to work with him or with any person, partnership, corporation, limited liability company or other entity with whom he is or becomes affiliated or associated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) A brief description of the material terms of the Employment Agreements are contained in Item 1.01, “Entry into a Material Definitive Agreement,” above, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Number	Description

10.1	Employment and Change of Control Agreement, dated as of November 1, 2014, by and among Entegra Financial Corp., Macon Bank, Inc. and Ryan M. Scaggs.

10.2	Employment and Change of Control Agreement, dated as of November 1, 2014, by and among Entegra Financial Corp., Macon Bank, Inc. and David A. Bright.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRA FINANCIAL CORP.

Date: November 6, 2014	By:	/s/ Roger D. Plemens
Roger D. Plemens
Chief Executive Officer